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                                                                    EXHIBIT 99.1

                             ADVO, INC. (LETTERHEAD)

             ADVO, INC. NAMES SCOTT HARDING CHIEF EXECUTIVE OFFICER

WINDSOR, CONN., OCTOBER 11, 2004 - ADVO, Inc. (NYSE: AD) today announced that its Board of Directors has elected Scott Harding as Chief Executive Officer, effective October 15. Harding was also appointed to the Company's Board of Directors, effective October 15.

Harding, 56, co-founded Newspaper Services of America (NSA) in 1991 and since then has served as the company's Chairman and Chief Executive Officer. NSA, the nation's largest print media planning and buying agency, was sold to the Interpublic Group of Companies (NYSE: IPG) in 1995. Harding began his sales and marketing career at Sears in 1970, eventually rising in 1987 to Sears' top advertising post, where he oversaw a $1 billion budget.

"I am thrilled to have the opportunity to lead ADVO, and am eager to get to work to help the Company realize its full potential," said Harding. "As my first priority, I will focus on solidifying our senior management team to accelerate the momentum behind ADVO's already-impressive growth. The fundamentals are in place for such success, as the Company's strategic growth plans, market leadership, and strong financials give ADVO a distinct competitive advantage. I also know from experience that ADVO's employees are the best in the industry, and I look forward to working with them to look for new and innovative ways to enhance shareholder value."

"Scott embodies everything we were looking for in a CEO: industry expertise, the demonstrated ability to consistently deliver top and bottom line operating results, and an entrepreneurial vitality that will drive ADVO's success for years to come," said Bobbie Gaunt, who in June assumed the role of interim CEO, and has led the search process. "As co-founder of NSA, he identified an industry need that would drive value for advertisers but that was not being met--a way for advertisers to more effectively and efficiently plan, negotiate, and buy print media using proprietary data driven solutions. Under his leadership, NSA has grown to over $1.7 billion in billings.

"This breadth of experience, including the ability to motivate employees to perform at their highest level, makes him uniquely qualified for the top post at ADVO. I look forward to working with Scott to enable a seamless transition.

"I want to thank all of ADVO's employees, who have made my interim role as the Company's CEO immensely gratifying. I admire their focus and determination, and remain confident that their dedicated efforts will maintain ADVO's growth momentum," Gaunt added.

Commenting on the succession, John Mahoney, non-Executive Chairman of the Board, added, "The Board was unanimous in its selection of Scott Harding as ADVO's next CEO, and we look forward to working with him to help ensure the success of ADVO's strategic growth plans. We also welcome Bobbie back to her board committee roles as an independent director, and extend our gratitude to her for keeping ADVO focused and making strong, positive decisions that will inure to the Company's benefit for years to come."

On October 15 Gaunt will resume her Board committee roles as an independent director, including chairmanship of the Board's Compensation and Nominating Committee, replacing Independent Director David Dyer, who will remain on the committee. Gaunt will also resume her prior roles on the Corporate Governance Committee and on the Audit Committee, replacing Independent Director Karen

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Kaplan. Kaplan will continue to serve as a member of the Board's Compensation and Nominating Committee.

Harding will be present at ADVO's fourth quarter fiscal year 2004 earnings results conference call on Thursday, October 21 from 5:15-6:00 p.m. EDT. The conference call dial-in number is (800) 565-5442, and will be accessible via replay at (888) 203-1112 (the access number is 944028) from October 21 at 7:45 p.m. through Midnight, November 21. The conference call will also be available via webcast through the Investor Relations section of ADVO's website at www.advo.com.

ABOUT ADVO, INC.

ADVO, Inc. (NYSE: AD) is the largest targeted in-home print advertising company in the United States, with annual revenues of $1.2 billion. The Company's shared mail advertising programs reach, on average, 67 million US households weekly, and 112 million households monthly. This includes its core ShopWise(TM) branded programs, and the reach of its ADVO National Network Extension (A.N.N.E.) program. Additionally, the Company's SuperCoups(R) advertising solutions provide targeted advertising for local neighborhood businesses. ADVO launched the America's Looking For Its Missing Children(R) program in partnership with the National Center for Missing & Exploited Children and the United States Postal Service in 1985, and ADVO's missing child cards are responsible for safely recovering 133 children. ADVO has 23 mail processing facilities and 34 sales offices nationwide and in Canada. ADVO's corporate headquarters are located at One Targeting Centre, Windsor, Connecticut 06095.

This report contains certain forward looking statements within the meaning of Sections 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements are based on current information and expectations and are subject to risks and uncertainties which could cause the Company's actual results to differ materially from those in the forward looking statements. The Company's business is promotional in nature, and ADVO serves its clients on a "just in time" basis. As a result, fluctuations in the amount, timing, pages, weight, and kinds of advertising pieces can vary significantly from week to week, depending on its customers' promotional needs, inventories, and other factors. In any particular quarter these transactional fluctuations are difficult to predict, and can materially affect the Company's revenue and profit results. The Company's business contains additional risks and uncertainties which include, but are not limited to: general changes in customer demand and pricing; the possibility of consolidation in the retail sector; the impact of economic or political conditions on advertising spending and the Company's distribution system; postal and paper prices; possible governmental regulation or legislation affecting aspects of the Company's business; the efficiencies achieved with technology upgrades; the amount of shares the Company repurchases in the future under its buyback program; fluctuations in interest rates related to the outstanding debt; and other general economic factors.

CONTACTS:

    MEDIA RELATIONS                           INVESTOR RELATIONS
                                              Chris Hutter
    Mary Lou Dlugolenski                      VP, FP&A, Investor Relations, and
    Director, Communications                  Treasurer
    860-285-6197                              860-285-6424